Exhibit 20.1

Contact: Nicole L'Huillier

802-985-1362

nicolel@vtbear.com

For Immediate Release

Vermont Teddy Bear Co. Engages Deloitte & Touche

Shelburne, VT -July 23, 2002, The Vermont Teddy Bear Company, Inc. (NASDAQ: BEAR) announced today that its Board of Directors, upon recommendation of the Company's Audit Committee, has engaged Deloitte & Touche LLP as principal accountants of the Company, effective July 23, 2002, following the Company's dismissal of Arthur Andersen on June 27, 2002.

During the Company's two most recent fiscal years and through the date of this Form 8-K, the Company did not (nor did anyone on the Company's behalf) consult Deloitte & Touche regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) or any other matter or reportable event listed in Items 304(a)(2)(i) or (ii) of Regulation S-K.

The Vermont Teddy Bear Company helps people connect in a fun, personal, and meaningful way through its Bear-Gram gift delivery service. A creative alternative to sending flowers, each Bear-Gram gift includes a customized hand crafted bear dressed to suit a gift giving reason, accompanied by a personal greeting card and candy treat, all packaged in a colorful gift box with an air hole. Bears can be purchased over the phone at 1-800-829-BEAR or online at vermontteddybear.com.

More than 130,000 people visit the Vermont Teddy Bear Company main factory store in Shelburne, VT annually. The nation's largest maker of handcrafted teddy bears, The Vermont Teddy Bear Company makes more than 450,000 bears out of its Shelburne-VT and Newport-VT facilities for its Bear Gram® gift delivery service as well as for purchase in the Shelburne- and new Waterbury- VT Bear Shops. Both stores feature the popular Make A Friend for Life attraction, a popular interactive bear- making activity.

The foregoing can be interpreted as including forward-looking statements under Securities Litigation Reform Act of 1995. Actual future results may differ materially suggested by the statements above.

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